Exhibit 99.8

[Mailing label to be affixed here]

RESOLICITATION INSTRUCTION FORM

Dear Subscriber:

Thank you for your recent order to subscribe for shares of BCSB Bancorp common stock. We are enclosing a prospectus and a prospectus supplement. These documents provide detailed information about the operations of Baltimore County Savings Bank, F.S.B. and Baltimore County Savings Bank, M.H.C. and the proposed stock offering by BCSB Bancorp, Inc. Please read them carefully before making an investment decision.

All persons who have subscribed for shares of BCSB Bancorp common stock have the right to confirm, increase, decrease or rescind their orders. Please use this Resolicitation Instruction Form to direct BCSB Bancorp as to whether you wish to confirm, increase, decrease or rescind your order. You must complete and return this Resolicitation Instruction Form so that it is received at the Baltimore County Savings Bank, F.S.B. conversion center no later than 12:00 noon, Eastern Time, on October 19, 2007. If your Resolicitation Form is received after that time, your order will be rescinded.

CHECK ONE BOX BELOW FOR THE SHARES INDICATED ON THE LABEL ABOVE:

☐	CONFIRM ORDER (FOR SHARES INDICATED ON ABOVE LABEL; RETURN THIS FORM)

Check this box if you wish to confirm your prior order without change. You need not return the blue order form.

☐	INCREASE ORDER (FILL OUT & RETURN ADDITIONAL BLUE ORDER FORM)

Check the box if you wish to increase the number of shares you ordered. In addition, you must complete and return the blue order form, and include full payment for the additional shares ordered and/or appropriate authorization for withdrawal of full payment from a deposit account with Baltimore County Savings Bank.

☐	DECREASE ORDER (FILL OUT INFORMATION BELOW AND RETURN THIS FORM)

Check this box if you wish to decrease your order and fill out the information below. You need not return the blue order form. If you previously submitted payment by check, you will receive a refund equal to $10.00 multiplied by the number of shares listed on the “DECREASE MY ORDER BY” line below, with interest. If you authorized payment by withdrawal from a deposit account with Baltimore County Savings Bank, your withdrawal authorization will be adjusted appropriately. Shares purchased by withdrawal authorization and by check will be reduced by reducing your withdrawal to the extent possible.

ORIGINAL SHARES ORDERED (SEE LABEL ABOVE):		___________ SHARES
DECREASE MY ORDER BY:	–	___________ SHARES
NEW SHARE AMOUNT:	=	___________ SHARES

☐	RESCIND ORDER (FOR SHARES INDICATED ON ABOVE LABEL; RETURN THIS FORM)

Check this box if you wish to rescind your order. When we receive your response, your order will be rescinded and all funds received will be returned promptly with interest.

IF WE DO NOT RECEIVE THIS FORM AT THE BALTIMORE COUNTY SAVINGS BANK, F.S.B. CONVERSION CENTER BY 12:00 NOON, EASTERN TIME, ON OCTOBER 19, 2007 YOUR ORDER WILL BE AUTOMATICALLY RESCINDED.

If you have any questions regarding the stock offering, the prospectus, or the prospectus supplement, please call our conversion center at 410-248-1189, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern time.